EXHIBIT 99.1



          THE FIRST CONNECTICUT CAPITAL CORPORATION ANNOUNCES PROPOSED
                SALE OF ASSETS AND ISSUANCE AND SALE SECURITIES

              The First Connecticut Capital Corporation (FCCC-OTC BB) today announced the execution of definitive agreements for the sale of its mortgage business (the "Asset Sale") to a company to be organized by members of the Board of Directors, including Lawrence Yurdin (the current President of FCCC). The Asset Sale would include all of the assets (excluding cash and deferred income taxes) of the mortgage business, subject to the assumption of all liabilities and other obligations, including contingent liabilities. The sale price, currently estimated to be the net book value of the assets to be sold, will be an amount determined in accordance with an independent appraisal of the assets by a nationally recognized portfolio valuation company. The form of the Asset Sale will be reviewed and determined to be fair pursuant to an opinion to be delivered by an NASD registered broker-dealer.

              Simultaneously with the proposed Asset Sale, the Company will issue and sell to Bernard Zimmerman, of Weston, Connecticut, and Martin Cohen, of New York City, New York or their affiliates, for a purchase price of $250,000 in cash ,a total of 250,000 Common shares of the Company, together with Five Year Warrants to purchase an additional 200,000 shares, exercisable at a price of $1.00 per share (collectively, the "Securities Sale"). Messrs. Zimmerman and Cohen may also purchase additional Common shares from other sources at the same price. Upon completion of the Securities Sale, , Messrs. Zimmerman and Cohen will each own approximately 180,000 shares. Messrs Zimmerman and Cohen each has many years of corporate finance and acquisition experience.

              Assuming consummation of the Asset Sale and the Securities Sale s and after payment of expenses, the Company would have 1,423,382 shares outstanding, excluding shares reserved for outstanding options and warrants and total cash on hand of not less than $1,500,000. Pursuant to the terms of the proposed transactions, the Company will declare a dividend to stockholders, pro rata of all cash on hand after the closing of all the Asset Sale and the Securities Sale after payment of all fees and expenses in excess of $1,500,000, provided such dividend equals or exceeds $.15 per share.

              Pursuant to the terms of the agreements, Messrs Zimmerman and Cohen will designate three of the five seats on the Company's board of directors. Mr. Zimmerman and Mr. Cohen will supervise the day to day operations of the Company subsequent to the closing. In the event that the Company fails to complete a material capital transaction or series of transactions within three years of the date of the closing, then the Company will dissolve and distribute its cash then on hand to the stockholders, pro rata.




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              Closing of the proposed transactions is expected to occur on or about October 31, 2002, and will be subject to, among other conditions, the filing of appropriate proxy material with the Securities and Exchange Commission which will include all necessary information concerning the proposed transactions, and the approval of the Company's stockholders at a Special Meeting called for such purpose. The Company's definitive proxy statement will contain full and complete information covering the various aspects of the proposed transactions.

              Mr. Yurdin said "The Company's mortgage lending business no longer justifies the expense and other resources associated with a publicly held company. Shareholder value cannot be maximized or realized in this context. The opportunity we are presenting to the shareholders will provide the Company with immediate liquidity as well as sufficient working capital while new and experienced management pursues opportunities to capitalize on the inherent value in the Company's status as a fully reporting publicly held entity. Furthermore, the transactions provide for a complete cash distribution to stockholders in the event that new management is not successful in identifying and consummating a transaction with an appropriate operating business. We believe that this opportunity represents the best way to safeguard and maximize shareholder value and liquidity."

           Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties including without limitation risks in technology developments, risks in product development and market acceptance of and demand for the Company's products, risks associated with foreign sales and other risks detailed in the Company's filings with the Securities and Exchange Commission.






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